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                                                                    EXHIBIT 4.14



         THIS AGREEMENT is made and entered into as of this 14th day of August, 1998, by and among Carl Price, Bargo Energy Resources, Ltd., EnCap Equity 1994 Limited Partnership and Energy Capital Investment Company PLC.

         WHEREAS, the undersigned are shareholders of Future Petroleum Corporation, a Utah corporation ("Future"); and

         WHEREAS, the undersigned deem it in their mutual best interests to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the undersigned do hereby agree that, in their capacities as shareholders of Future, the undersigned will cause the Board of Directors to adopt an amendment to the Bylaws of Future substantially in the form of the instrument attached hereto as Exhibit A.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the above date.


                                 /s/ CARL PRICE
                                 -----------------------------------------------
                                 Carl Price


                                 BARGO ENERGY RESOURCES, LTD.

                                 By: Bargo Operating Company

                                 By:  /s/ TIM J. GOFF
                                    --------------------------------------------
                                          Tim J. Goff, President


                                 ENCAP EQUITY 1994 LIMITED PARTNERSHIP

                                 By: EnCap Investments, L.C.

                                 By:  /s/ GARY R. PETERSEN
                                    --------------------------------------------
                                          Gary R. Petersen, Managing Director


                                 ENERGY CAPITAL INVESTMENT COMPANY PLC

                                 By:  /s/ GARY R. PETERSEN
                                    --------------------------------------------
                                          Gary R. Petersen, Director





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         Section [ ]. For so long as the Bargo Group is entitled to nominate one or more persons to the Board of Directors of the Company as provided in the Shareholders' Agreement, dated August 14, 1998, among the Company, Bargo Energy Resources, Ltd., a Texas limited partnership ("Bargo"), and certain other shareholders of the Company ("Shareholders' Agreement"), without the approval of one of the directors nominated by the Bargo Group (which shall be in addition to any other corporate action required by the Articles of Incorporation, these By-Laws or by applicable law):

         (a) The Company will not, and will not permit any Subsidiary thereof, in any manner to owe or be liable for Indebtedness except:

             (i) the Obligations;

             (ii) the Senior Credit Facility;

             (iii) obligations under operating leases entered into in the ordinary course of the Company's or its Subsidiaries' business in arm's length transactions at competitive market rates under competitive terms and conditions in all respects;

             (iv) Indebtedness owed by the Company or any Subsidiary thereof which is subordinated to the Obligations upon terms and conditions satisfactory to ECIC and EnCap LP in their sole and absolute discretion;

             (v) purchase money Indebtedness in an aggregate principal amount not to exceed $200,000 at any time, provided that the original principal amount of any such Indebtedness shall not be in excess of the purchase price of the asset acquired thereby and such Indebtedness shall be secured only by the acquired asset;

             (vi) Indebtedness in the principal amount of approximately $20,000 owed to Bank One Texas on a workover rig; and

             (vii) Indebtedness in the principal amount of approximately $20,000 owed to Sam Henderson.

         (b) The Company will not, and will not permit its Subsidiaries to, merge or consolidate with or into any other business entity. Any Subsidiary of the Company may, however, be merged into or consolidated with either the Company or another Subsidiary which is wholly-owned by the Company, so long as the Company or the Subsidiary wholly-owned by the Company is the surviving business entity. The Company will not issue any securities other than shares of its common stock or any options or warrants giving the holders thereof only the right to acquire such shares. No Subsidiary of the Company will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to the Company. No Subsidiary of the Company which is a partnership will allow any diminution of the Company's interest (direct or indirect) therein.




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         (c) The Company will not, and will not permit any Subsidiary to, sell, transfer, lease, exchange, alienate or dispose of any Collateral except:

             (i) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

             (ii) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms; or

             (iii) other property which is sold for fair consideration not in the aggregate in excess of $500,000 in any Fiscal Year (commencing with Fiscal Year 1998)

         (d) The Company will not, and will not permit Subsidiary to, make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business (which ordinary course of business includes the acquisition, directly or indirectly, of oil and gas properties), engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, make any acquisitions of or capital contributions to or other investments in any person, other than Permitted Investments, or make any significant acquisitions or investments in any properties other than oil and gas properties.

         (e) The Company will not, and will not permit any of its Subsidiaries to, engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arms-length dealing with persons other than such Affiliates, provided that such restriction shall not apply to transactions among the Company and its wholly-owned Subsidiaries.

         (f) The Company will not, and will not permit any of its Subsidiaries to, declare or make, or incur any liability to declare or make, any Restricted Payment.

         (g) The Company will not amend, whether by amendment, supplement or renewal, the terms of the Note Documents as they relate to the amortization of Indebtedness under such Note Documents, the principal amount of Indebtedness under such Note Documents or the interest or premium payable with respect to such Indebtedness.

         Section [ ]. As used in this Article [ ] of the By-Laws, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean, when used with respect to another person, any person directly or indirectly controlling, controlled by or under common control with such other person.

         "Amended Security Documents" has the meaning set forth in the Renewal Note Agreement.

         "Bargo Group" has the meaning set forth in the Shareholders' Agreement.




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         "Collateral" has the meaning set forth in the Renewal Note Agreement.

         "ECIC" means Energy Capital Investment Company PLC, an English investment company.

         "EnCap LP" means EnCap Equity 1994 Limited Partnership, a Texas limited partnership.

         "Fiscal Year" means the 12 month period ending December 31 of any year.

         "Further Renewal Notes" shall have the meaning set forth in the Renewal Note Agreement.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or generally recognized successor) and which, in the case of the Company and its consolidated subsidiaries, are applied for periods after the date hereof in a manner consistent with the manner in which such principles were applied prior to the date hereof.

         "Indebtedness" of any person means Liabilities in any of the following categories: (a) Liabilities for borrowed money; (b) Liabilities constituting an obligation to pay the deferred purchase price of property or services; (c) Liabilities evidenced by a bond, debenture, note or similar instrument; (d) Liabilities which would under GAAP be shown on such person's balance sheet as a liability, and is payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations); (e) Liabilities arising under futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts, other derivative contracts, or similar agreements; (f) Liabilities constituting principal under leases capitalized in accordance with GAAP; (g) Liabilities arising under conditional sales or other title retention agreements; (h) Liabilities owing under direct or indirect guaranties of Liabilities of any other person or constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection; (i) Liabilities (for example, repurchase agreements) consisting of an obligation to purchase securities or other property, if such Liabilities arise out of or in connection with the sale of the same or similar securities or property; (j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor; (k) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such person or for the creation of which such person directly or indirectly received payment), or (l) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; provided, however, that the "Indebtedness" of any person shall not include Liabilities that were incurred by such person on ordinary trade terms to vendors, suppliers, or other persons providing goods and services for use by such person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.



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         "Liabilities" shall mean, as to any person, all indebtedness, liabilities and obligations of such person, whether mature or unmatured, liquidated or unliquidated, primary or secondary, direct or absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

         "Note Documents" shall mean the Renewal Note Agreement, the Further Renewal Notes and the Amended Security Documents as defined in the Renewal Note Agreement, and all other agreements, certificates, documents, commitments and writings at any time delivered in connection herewith or therewith.

         "Obligations" shall mean all Liabilities owing ECIC and EnCap LP under or pursuant to the Renewal Note Agreement, the Further Renewal Notes or any of the other Note Documents.

         "Permitted Investment" shall mean any investment, loan, advance, guaranty or capital contribution by the Company or any Subsidiary in any of the following: (a) properties or assets to be used in the ordinary course of business of the Company and its Subsidiaries; (b) current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries; (c) investments in one or more of the Company's Subsidiaries or in any person that concurrently with such investment becomes a Subsidiary; (d) any marketable obligation maturing not later than one year after the date of acquisition therefor, issued or guaranteed by the United States of America or by any agency of the United States of America which has the full faith and credit of the Untied States of America; (e) commercial paper which is given the highest rating by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof; and (f) any demand deposit or time deposit (including certificates of deposit and money market or sweep accounts) with a commercial bank or trust company organized and doing business under the laws of the United States of America or any state thereof which has capital, surplus and undivided profits of at least $250,000,000, provided that such deposit must be either payable on demand or mature not more than twelve months from the date of investment therein.

         "Renewal Note Agreement" shall mean that certain Note Restructuring Agreement, dated August 14, 1998, among the Company, ECIC, EnCap LP and Gecko Booty 1994 Limited Partnership, a Texas limited partnership, as such agreement may be amended from time to time.

         "Restricted Payment" shall mean any Distribution (as defined below) in respect of the Company or any Subsidiary thereof (other than on account of capital stock or other equity interests of a Subsidiary owned legally or beneficially by the Company or another Subsidiary), including any Distribution resulting in the acquisition by the Company of securities that would constitute treasury stock. As used in this definition, "DISTRIBUTION" shall mean, in respect of any corporation, partnership or other business entity (a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, partnership or other business entity (except distributions in such stock or other equity interest) and (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests).




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         "Senior Credit Facility" has the meaning set forth in the Renewal Note
Agreement.

         "Subsidiary" shall mean with respect to any person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such person.

         Section [ ]. The Utah Control Shares Acquisition Act, section 61-6-1. et seq, Utah Code Annotated, and any amendatory, replacement or successor statute of like tenor or purpose, shall not apply to control share acquisitions of shares of the Corporation.